                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant / /
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               UNISYS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               UNISYS CORPORATION
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                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               UNISYS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 25, 1996

     The 1996 Annual Meeting of Stockholders of Unisys Corporation ("Unisys" or the "Corporation") will be held at the Hotel Atop The Bellevue, 1415 Chancellor Court, Philadelphia, Pennsylvania, on Thursday, April 25, 1996, at 9:30 a.m. for the following purposes:

     1.     to elect three directors;

     2. to consider and vote upon a proposal to ratify the selection of independent auditors for 1996;

     3. to consider and vote upon the stockholder proposal set forth in the attached Proxy Statement; and

     4. to transact such other business as may properly come before the meeting.

     Only holders of Unisys Common Stock of record at the close of business on February 26, 1996 will be entitled to vote at the Annual Meeting.

     A ticket is required for admission to the meeting. If you plan to attend and you are a stockholder of record (or if you have shares of Unisys Common Stock credited to your account in a Unisys savings plan), please mark the appropriate oval on the enclosed proxy card, and we will send you a ticket. If your shares are held in the name of a broker or other nominee, you must bring proof of ownership (e.g., broker's statement) to be admitted to the meeting.

                                                  By Order of the Board of Directors,

                                                  /s/ HAROLD S. BARRON
                                                  ----------------------
Blue Bell, Pennsylvania                           Harold S. Barron
March 14, 1996                                    Senior Vice President, General Counsel
                                                  and Secretary

                                   IMPORTANT
STOCKHOLDERS ARE URGED TO COMPLETE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT THEY PLAN TO ATTEND THE ANNUAL MEETING. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.

                               UNISYS CORPORATION

                                PROXY STATEMENT

                                    FOR THE

                      1996 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unisys Corporation ("Unisys" or the "Corporation") for the 1996 Annual Meeting of Stockholders to be held on April 25, 1996 and at any adjournment(s) thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting with respect to the election of directors, the ratification of the selection of independent auditors and one stockholder proposal.

     As of February 26, 1996, the record date for the Annual Meeting, there were 173,365,598 shares of Unisys Common Stock outstanding and entitled to be voted at the meeting. Each such share is entitled to one vote on each matter to be voted upon. A majority of such shares, present in person or represented by proxy, will constitute a quorum at the meeting. Directors will be elected by a plurality of the votes cast. Approval of the other matters scheduled to come before the Annual Meeting will require the affirmative vote of the majority of shares present, in person or represented by proxy, at the meeting and entitled to vote thereon. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. Shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners (so-called "broker non-votes") will not be included in the vote totals and therefore will have no effect on the vote.

     If the enclosed proxy/voting instruction card is properly executed, returned and not revoked, the shares represented thereby will be voted in accordance with the directions set forth thereon. If a properly executed proxy gives no directions, the shares represented by the proxy will be voted FOR the election of directors, FOR the selection of independent auditors, AGAINST the adoption of the stockholder proposal and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting. Any person executing a proxy may revoke it at any time prior to its exercise by giving notice in writing to the Secretary of Unisys or by voting in person at the meeting.

     The enclosed proxy/voting instruction card also serves as a voting instruction to the trustee of the Unisys Savings Plan and the Unisys Retirement Investment Plan (collectively, the "Savings Plans") for any whole shares of Unisys Common Stock credited to the account of each participant in the Savings Plans as of February 26, 1996. The trustee will vote shares credited to each participant who returns the proxy/voting instruction card in a timely manner, signed and with a clear designation as to how the trustee should vote. If a participant's signed proxy/voting instruction card is not received by April 19, 1996, or if no instruction is given with respect to the matters to be voted upon, the shares credited to that participant will be voted by the trustee in the same proportion as are those shares for which proper instructions were received from other participants.

     This Proxy Statement, the accompanying form of proxy/voting instruction card and the annual report of Unisys, including 1995 financial statements, are first being mailed on or about March 14, 1996.

     The principal executive offices of Unisys are located at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of 10 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term and until their successors are chosen and have qualified. The three directors whose terms expire in 1996, J. P. Bolduc, James J. Duderstadt and Kenneth A. Macke, have been nominated for reelection. The remaining seven directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The names and ages of the nominees and directors, their principal occupations or employment during the past five years and other data regarding them are set forth below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

-------------------  J. P. BOLDUC
                     Mr. Bolduc, 56, is Chairman and Chief Executive Officer of JPB
                     Enterprises, Inc., a highly diversified holding company with interests in the food, beverage, real estate, retail and manufacturing industries.
                     He is the former President and Chief Executive Officer of W. R. Grace &
     [PHOTO]         Co., a specialty chemicals and health care company. He is a Director of
                     Brothers Gourmet Coffees, Inc., Marshall & Ilsley Corporation, Newmont
                     Gold Company, Newmont Mining Corporation and Sundstrand Corporation. He
                     has served as a Director of Unisys since 1992 and is a member of the
                     Corporate Responsibility Committee, the Finance Committee and the
-------------------  Nominating Committee of the Board of Directors.

-------------------  JAMES J. DUDERSTADT
                     Dr. Duderstadt, 53, is President of the University of Michigan. He is a
                     former Provost and Vice President for Academic Affairs and a former Dean of the University's College of Engineering. He is a Director of CMS
                     Energy Corporation/Consumers Power Company and the University of
     [PHOTO]         Michigan Hospitals and is past Chairman of the National Science Board.
                     He has served as a Director of Unisys since 1990 and is a member of the
                     Audit Committee, the Corporate Responsibility Committee, the Nominating
                     Committee and the Pension Investment Committee of the Board of
-------------------  Directors.

-------------------  KENNETH A. MACKE
                     Mr. Macke, 57, is General Partner of Macke Partners, a venture capital firm. He is a retired Chairman and Chief Executive Officer of Dayton
                     Hudson Corporation, a general merchandise retailer. He is a Director of
      [PHOTO]        Carlson Companies, Inc., First Bank System, Inc. and General Mills, Inc.
                     He has served as a Director of Unisys since 1989 and is a member of the
                     Compensation and Organization Committee, the Finance Committee and the
-------------------  Nominating Committee of the Board of Directors.

                       MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                       TERM EXPIRING IN 1997
-------------------  GAIL D. FOSLER
                     Ms. Fosler, 48, is Vice President and Chief Economist of The Conference
                     Board, a business-sponsored, nonprofit research organization. She previously served as the Chief Economist and Deputy Staff Director for
      [PHOTO]        the Senate Budget Committee from 1978 to 1989. She is a Director of H.
                     B. Fuller Company and a Trustee of the John Hancock Mutual Funds. She
                     has served as a Director of Unisys since 1993 and is a member of the
                     Audit Committee, the Nominating Committee and the Pension Investment
-------------------  Committee of the Board of Directors.

-------------------  MELVIN R. GOODES
                     Mr. Goodes, 60, is a Director and Chairman and Chief Executive Officer
                     of Warner-Lambert Company, a diversified worldwide health care, pharmaceutical and consumer products company. He has also held the
      [PHOTO]        position of President and Chief Operating Officer of that company. He is a Director of Ameritech Corporation, Chemical Bank and Chemical Banking
                     Corporation. He has served as a Director of Unisys since 1987 and is a member of the Compensation and Organization Committee, the Finance
-------------------  Committee and the Nominating Committee of the Board of Directors.

-------------------  EDWIN A. HUSTON
                     Mr. Huston, 57, is Senior Executive Vice President-Finance and Chief
                     Financial Officer of Ryder System, Inc., an international highway
      [PHOTO]        transportation services company. He is a former Chairman of the Board of the Federal Reserve Bank of Atlanta. He has served as a Director of
                     Unisys since 1993 and is a member of the Audit Committee, the Nominating
                     Committee and the Pension Investment Committee of the Board of
-------------------  Directors.

-------------------  ROBERT MCCLEMENTS, JR.
                     Mr. McClements, 67, is a retired Chairman of Sun Company, Inc., a diversified energy company. He has also held the position of President and Chief Executive Officer of that company. He is a Director of
      [PHOTO]        Bethlehem Steel Corporation. He has served as a Director of Unisys since
                     1991 and is a member of the Audit Committee, the Corporate
                     Responsibility Committee and the Nominating Committee of the Board of
-------------------  Directors.

                      MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                       TERM EXPIRING IN 1998

-------------------  THEODORE E. MARTIN
                     Mr. Martin, 56, is a Director and President and Chief Executive Officer
                     of Barnes Group Inc., a manufacturer and distributor of aircraft and automotive components and maintenance products. He has also held the positions of Executive Vice President-Operations of that company and
      [PHOTO]        President and Chief Operating Officer and Group Vice President of one of
                     that company's principal business units. He has served as a Director of
                     Unisys since 1995 and is a member of the Audit Committee, the Corporate
                     Responsibility Committee and the Nominating Committee of the Board of
-------------------  Directors.

-------------------  ALAN E. SCHWARTZ
                     Mr. Schwartz, 70, is an attorney and a senior partner of the law firm of
                     Honigman Miller Schwartz and Cohn, Detroit, Michigan. He is a Director
                     of Comerica, Incorporated, Core Industries, Incorporated, The Detroit
      [PHOTO]        Edison Company, DTE Energy Company, Handleman Company, Howell
                     Industries, Inc. and Pulte Corporation. He has served as a Director of
                     Unisys since 1971 and is a member of the Compensation and Organization
                     Committee, the Finance Committee and the Nominating Committee of the
-------------------  Board of Directors.

-------------------  JAMES A. UNRUH
                     Mr. Unruh, 54, is Chairman of the Board and Chief Executive Officer of
      [PHOTO]        Unisys. He has also held the positions of President and Chief Operating
                     Officer, Executive Vice President, and Senior Vice President and Chief
                     Financial Officer. He is a Director of Ameritech Corporation. He has
-------------------  served as a Director of Unisys since 1986.

BOARD MEETINGS

     The Board of Directors held 10 meetings in 1995. During 1995, all directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and standing Committees on which they served.

COMMITTEES

     The Board of Directors has standing Audit, Compensation and Organization, and Nominating Committees as well as certain other committees.

     The Audit Committee held five meetings in 1995. Its principal functions are to review compliance with Unisys policies, review the internal control procedures of Unisys, recommend to the Board of Directors the firm of independent auditors to serve Unisys each fiscal year, review the scope, fees and results of the audit by the independent auditors and review the internal audit organization and annual audit plan. The members of the Audit Committee are Ms. Fosler and Messrs. Duderstadt, Huston, Martin and McClements.

     The Compensation and Organization Committee held seven meetings in 1995. Its principal functions are to review and approve remuneration of the elected officers of Unisys, evaluate performance, review and approve senior executive compensation programs, administer remuneration plans, including the long-term incentive and variable compensation plans of Unisys, and review management succession and related matters. The members of the Compensation and Organization Committee are Messrs. Goodes, Macke and Schwartz.

     The Nominating Committee held two meetings in 1995. All directors other than Mr. Unruh are members of the Nominating Committee. The principal functions of the Nominating Committee are to identify and review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. If a stockholder intends to make a nomination at an Annual Meeting, the Bylaws of Unisys require that the stockholder deliver a notice to Unisys not less than 90 days prior to such Annual Meeting setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of capital stock of Unisys beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) such other information concerning each nominee as would be required, under the rules promulgated by the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

     The Board has also designated as standing committees a Corporate Responsibility Committee, a Finance Committee and a Pension Investment Committee and may establish other committees from time to time.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP as independent auditors to audit the books and accounts of Unisys for the year ending December 31, 1996 and recommends ratification of such selection by the stockholders. Ernst & Young LLP has served as independent auditors for Unisys since the merger of Burroughs Corporation and Sperry Corporation in 1986, having previously served in that capacity for Sperry Corporation. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

     In the event the proposal to ratify the selection of Ernst & Young LLP is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for 1996 to stand unless the Board of Directors finds other reasons for making a change.

     In connection with the year ended December 31, 1995, Ernst & Young LLP furnished, or is furnishing, worldwide audit services and certain non-audit services to Unisys. Significant items have been reviewed and approved by the Audit Committee of the Board of Directors. Fees incurred, or to be incurred, for the year ended December 31, 1995 aggregated approximately $6 million.

     The Board of Directors considers Ernst & Young LLP to be well qualified to serve as the independent auditors for Unisys.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1996. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

                   PROPOSAL TO ADOPT A STOCKHOLDER RESOLUTION

     Greenway Partners, L.P., 277 Park Avenue, New York, New York 10017, beneficial owner of 1,612,600 shares of Unisys Common Stock, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

     RESOLVED, that the shareholders do hereby request and recommend that the Board of Directors authorize a spin-off transaction pursuant to which the shareholders become the owners of three separate publicly traded companies consisting of Unisys' information services, support services and computer systems businesses, respectively.

SUPPORTING STATEMENT OF THE PROPONENT

     The proponent and its affiliates together own over 7,000,000 shares of Unisys, making us one of the largest shareholders. We believe there is great underlying value in Unisys that can be realized through a true separation of its three businesses into discrete publicly traded companies. Upon complete separation of the information services, support services and computer systems businesses, their individual managements can become more focused upon and more accountable for their respective businesses, and can be more incentivized through options on the stock of the separate companies they manage. Investors, potential capital sources and analysts will be able to price more efficiently each of the separate businesses by taking into account their independent prospects and strategic direction.

     True spin-offs have become a much admired and accepted practice. Recently completed spin-offs by Control Data/Ceridian; Eastman Kodak/Eastman Chemical; Sears Roebuck/Dean Witter Discover/Allstate Insurance; and Union Carbide/Praxair have resulted in significant gains for shareholders. The market rewarded the mere announcement of contemplated spin-offs by AT&T and ITT with sizable stock boosts. By contrast, the price of Unisys dipped after its announcement of a restructuring into three units on paper alone, without the creation of three separate public companies, and disappointing results.

     The latest restructuring announced by Unisys makes the fifth in seven years. There have been too many restructurings with too little to show. We believe a true spin-off will finally unleash for the benefit of shareholders the underlying value in Unisys. Although we are proposing a spin-off into three companies to mirror Unisys's paper restructuring, Unisys could have non-public information indicating the preferability of a different spin-off transaction. Alternatively, if Unisys fails to consider any spin-off, then it may be time actively to seek out a strategic buyer who would be interested in the company's special worldwide expertise in such industries as banking, airlines, telecommunications, and government services. Certain technology companies might be interested in acquiring Unisys and its attractive market niches using their high multiple stocks as currency.

     Consistent with Delaware state law and the proxy rules, the spin-off proposal is couched as a recommendation to the Board and its passage cannot compel action. However, a substantial shareholder vote in favor should, in our opinion, be regarded as a mandate to the Board to develop a true spin-off program. The Board has indicated that if a proxy card is returned without any voting instructions or marked "abstain", it will be counted against the spin-off proposal. Do not let that happen. SEND A STRONG MESSAGE TO MANAGEMENT. VOTE "FOR" THE SPIN-OFF PROPOSAL, WHICH IS DESIGNED TO UNLOCK VALUE FOR ALL SHAREHOLDERS.

STATEMENT OF UNISYS IN OPPOSITION TO STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL.

     Unisys is always open to suggestions that may enhance stockholder value. In that regard, senior officers of the Corporation, including the Chief Executive Officer, met on several occasions with the proponents to discuss the proposal. However, after evaluating the proposal, the Board concluded that there are significant risks associated with its implementation which substantially outweigh the potential benefits. The Board of Directors believes that the Corporation's strategy of being a full service information management company will better serve to maximize stockholder value over time than a plan to fragment the Corporation's inter-related businesses through spin-offs.

     The Board believes that the recently implemented realignment into three business units -- information services, computer systems and support services -- will bring the focus and accountability necessary to improve the Corporation's financial performance. This will, in turn, maximize stockholder value, a result which the Board, management and all stockholders seek.

     At the same time, this "one company-three businesses" approach recognizes the current interdependence of the Corporation's three business units. The Board believes that it is critical at this time to maintain the current relationship among the three business units for many reasons, including the shared customer base. More than 80% of the Corporation's revenue is attributable to customers doing business with at least two of the units and more than half is attributable to customers doing business with all three. Separation of the three units would, in the Board's judgment, jeopardize the business of all three units. In addition, each unit is a preferred provider to the others, thus affording market opportunities that are not available if the units were separate.

     While the proponents cite examples of spin-offs which may have resulted in significant gains to stockholders, they do not analyze the factors that contributed to stockholder gains in such spin-offs or discuss their relevance to Unisys and its businesses. In each of the examples cited by the proponents, the spin-offs were of divisions that were much less interdependent than is the case with the Corporation's three business units. The spun-off divisions were clearly severable and were set up as stand-alone entities with little difficulty. Further, in the Ceridian spin-off, business units similar to the Corporation's business units were kept together rather than separated.

     At this time, management is concentrating on the Corporation's reorganization effort. Implementation of the proposal would distract management from this effort, which the Board believes would have serious negative repercussions on the Corporation's ability to execute its business plan.

     In addition, there are a number of other issues that could result in significant risks and additional costs if the Corporation were to adopt the proponents' plan. Approximately $775 million of the Corporation's long-term debt matures in 1996 and 1997. The pursuit of a spin-off would delay and disrupt the Corporation's efforts to secure new financings and would require a costly, complex and protracted restructuring of the Corporation's capital structure with uncertain benefits. Creating three separate publicly traded companies would also reverse the Corporation's progress in reducing corporate expense by requiring costly duplication in certain functions, such as legal, taxes, public financial reporting, auditing, human resources and financing. Further, the process of splitting up the Corporation would, at a very sensitive time for the Corporation, take a significant amount of time to implement as it would require restructuring of operations and compliance with technical and regulatory requirements and, with respect to many of the Corporation's significant contracts, consent from counterparties.

     The proposal presents serious financial and business risks for Unisys and risk of loss to its stockholders that outweigh any potential for financial reward from its implementation. It comes at a time when recent initiatives intended to improve the Corporation's business are still in the process of being implemented by the management team. The Board does not believe that it is prudent to create a major distraction by spinning off the businesses in the midst of these efforts. The Board continues to believe that the best strategy for the Corporation is to improve fundamental performance and continue to build a premier information management company where customers can go to a single source for an integrated solution.

     Regardless of the outcome of the vote on the proposal, the Board has and will continue to consider all reasonable avenues to increase stockholder value. However, the Board urges stockholders to reject the proposal for all the reasons set out above.

     For the reasons set forth above, the Board of Directors opposes the foregoing Stockholder Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The TCW Group, Inc., 865 South Figueroa Street, Los Angeles, California 90017, and Robert Day, 200 Park Avenue, Suite 2200, New York, New York 10166, have jointly filed a Schedule 13G with the Securities and Exchange Commission dated February 12, 1996 reporting beneficial ownership of 10,354,912 shares (or

5.9%) of Unisys Common Stock. Sole voting power and sole dispositive power has been reported with respect to all such shares.

     Shown below are the number of shares of Unisys Common Stock (or Stock Units) beneficially owned as of March 1, 1996, by all directors, each of the executive officers named on page 10, and all directors and executive officers of Unisys as a group. No director or named executive officer beneficially owns more than one percent of the outstanding shares of Unisys Common Stock. All directors and executive officers as a group beneficially own 1.9% of the shares of Unisys Common Stock deemed outstanding.

                                                                               ADDITIONAL SHARES
                                                           NUMBER OF            OF COMMON STOCK
                                                           SHARES OF                DEEMED
                                                             COMMON              BENEFICIALLY
                   BENEFICIAL OWNER                       STOCK(1)(2)             OWNED(1)(3)
------------------------------------------------------ ------------------      -----------------
Harold S. Barron......................................         68,295                136,250
J. P. Bolduc..........................................          6,288               --
James J. Duderstadt...................................          5,451               --
Gail D. Fosler........................................          9,838               --
Melvin R. Goodes......................................          4,988               --
Edwin A. Huston.......................................          5,500               --
Alan G. Lutz..........................................        104,053                 81,250
Kenneth A. Macke......................................         19,823               --
Theodore E. Martin....................................          4,993               --
Robert McClements, Jr.................................          8,164               --
Dewaine L. Osman......................................         68,523                 84,366
George T. Robson......................................         12,178               --
Alan E. Schwartz......................................         21,128               --
James A. Unruh........................................        343,504              1,065,249
All directors and executive officers as a group.......      1,132,969              2,242,295

---------------
(1) Includes shares reported by directors and executive officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2) Includes 1,511 shares for Mr. Robson, 1,402 shares for Mr. Unruh and 15,698 shares for all executive officers as a group, all held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. With respect to such shares, plan participants have authority to direct voting. Also includes restricted shares awarded in 1996 under the 1990 Unisys Long-Term Incentive Plan as follows: Mr. Barron, 66,695; Mr. Lutz, 101,053; Mr. Osman, 64,842; Mr. Unruh, 269,474; all
    executive officers as a group, 887,658. Plan participants have the right to vote restricted shares. Also includes Stock Units, as described on page 14, for directors as follows: Mr. Bolduc, 3,288; Dr. Duderstadt, 4,401; Ms. Fosler, 2,988; Mr. Goodes, 4,788; Mr. Huston, 4,500; Mr. Macke, 18,623; Mr.
    Martin, 4,993; Mr. McClements, 7,164; and Mr. Schwartz, 12,128.

(3) Shares shown are shares subject to options exercisable within 60 days following March 1, 1996.

     The directors and officers of Unisys are required to file reports with the Securities and Exchange Commission relating to their ownership of Unisys equity securities. During 1995, one officer, William G. Rowan, failed to timely file one report with respect to one transaction.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid to (i) the chief executive officer and (ii) the other four most highly compensated executive officers of Unisys in 1995 (the "Named Officers"), for services rendered in all capacities to Unisys for 1995, 1994 and 1993.

                                                                                 LONG-TERM COMPENSATION
                                                                          -------------------------------------
                          ANNUAL COMPENSATION                                      AWARDS             PAYOUTS
-----------------------------------------------------------------------   ------------------------   ----------
                                                                          RESTRICTED    SECURITIES
                                                                             STOCK      UNDERLYING
                                                         OTHER ANNUAL      AWARD(S)      OPTIONS/       LTIP         ALL OTHER
       NAME AND                 SALARY(1)  BONUS(1)     COMPENSATION(2)       (3)        SARS(3)     PAYOUTS(3)   COMPENSATION(4)
  PRINCIPAL POSITION     YEAR     ($)         ($)             ($)             ($)          (#)          ($)             ($)
----------------------   -----  -------   -----------   ---------------   -----------   ----------   ----------   ---------------
James A. Unruh........   1995   800,004       --              2,025         --            180,000      --              15,999
  Chairman and Chief     1994   793,336      420,000         65,259         --            180,000      --              73,849
  Executive Officer      1993   772,500      800,000        --              --            200,000      --              42,160
Alan G. Lutz(5).......   1995   458,336       35,000          1,289         --            250,000      --              27,770
  Executive Vice         1994   233,333      140,000         53,448         --             75,000      --              34,291
    President
Harold S. Barron......   1995   351,250       30,000        --              --             34,000      --              43,710
  Senior Vice            1994   340,000       85,000         12,855         --             40,000      --              67,670
    President,           1993   330,000      165,000         74,370         --             45,000      --              71,360
  General Counsel and
  Secretary
Dewaine L. Osman......   1995   317,923       60,000          2,978         --             34,000      --             --
  Senior Vice            1994   282,500       80,000        --              --             35,000      --              15,250
    President            1993   268,750      148,000        --              --             10,000      --              26,426

George T. Robson(6)...   1995   373,339       --              5,508         --             60,000      --             --
  Senior Vice            1994   355,002      110,000          3,772         --             60,000      --              20,775
    President,           1993   336,670      190,000        --              --             55,000      --              18,595
  Chief Financial
    Officer
  and Controller

---------------
(1) Amounts shown include compensation deferred under the Deferred Compensation Plan for Executives of Unisys Corporation or the Unisys Savings Plan.

(2) Amounts shown for Mr. Unruh for 1995 are tax reimbursements; amounts shown for 1994 are tax reimbursements and personal benefits. Amounts shown for the other Named Officers are tax reimbursements. No amounts are shown in respect of personal benefits for Mr. Unruh for 1995 or 1993 or for any of the other Named Officers because the aggregate amount of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such officer as reported in the above table.

(3) Although the 1990 Unisys Long-Term Incentive Plan permits grants of restricted stock and free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made to any of the Named Officers during the years presented.

(4) Amounts shown are the full amount of premiums paid by Unisys for life insurance under split-dollar arrangements.

(5) Mr. Lutz became an executive of Unisys in June 1994.

(6) Mr. Robson resigned from Unisys in January 1996.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth further information on grants of stock options during 1995 to the Named Officers pursuant to the 1990 Unisys Long-Term Incentive Plan (the "1990 Plan"). No stock appreciation rights ("SARs") were granted during 1995.

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                          FOR OPTION TERMS(1)
-----------------------------------------------------------------------------------   -------------------------------
                                                   % OF
                                    NUMBER OF      TOTAL
                                    SECURITIES    OPTIONS
                                    UNDERLYING    GRANTED    EXERCISE
                                     OPTIONS        TO        OR BASE
                                    GRANTED(2)   EMPLOYEES   PRICE(3)    EXPIRATION
              NAME                     (#)        IN 1995     ($/SH)      DATE(4)     0% ($)     5% ($)     10% ($)
--------------------------------    ----------   ---------   ---------   ----------   ------   ----------  ----------
James A. Unruh..................      180,000       4.0       10.1875      4/26/05      --      1,155,263   2,915,663
Alan G. Lutz....................      250,000       5.5       10.1875      4/26/05      --      1,604,531   4,049,531
Harold S. Barron................       34,000       0.8       10.1875      4/26/05      --        218,216     550,736
Dewaine L. Osman................       34,000       0.8       10.1875      4/26/05      --        218,216     550,736
George T. Robson(5).............       60,000       1.3       10.1875      4/26/05      --        385,088     971,888

---------------
(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on Unisys Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options granted to the Named Officers in 1995 were granted on April 26, 1995. Options become exercisable in four equal annual installments, beginning one year after the date of grant. Options become immediately exercisable in the event of a change in control (as defined in the 1990
    Plan).

(3) The exercise price per share is the fair market value (calculated as the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of a share of Unisys Common Stock on the date of grant. Options may be exercised with cash and/or with other shares of Unisys Common Stock or with any other form of consideration permitted by the Compensation and Organization Committee.

(4) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(5) Options granted to Mr. Robson expired upon termination of his employment in January 1996.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to (i) stock option exercises by the Named Officers during 1995 and (ii) unexercised stock options and SARs held by the Named Officers at December 31, 1995.

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES ACQUIRED      VALUE            OPTIONS/SARS AT               OPTIONS/SARS AT
                                  ON EXERCISE     REALIZED(1)        DECEMBER 31, 1995           DECEMBER 31, 1995(2)
             NAME                     (#)             ($)                   (#)                           ($)
------------------------------  ---------------   -----------   ---------------------------   ---------------------------
                                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                                -----------   -------------   -----------   -------------


James A. Unruh................      --               --           875,249        465,000         503,125        --
Alan G. Lutz..................      --               --            18,750        306,250          --            --
Harold S. Barron..............      --               --            96,500         96,500          48,875        --
Dewaine L. Osman..............      --               --            64,616         75,250          --            --
George T. Robson..............       26,667         128,335        96,750        145,000          --            --

---------------
(1) Difference between the fair market value (the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of Unisys Common Stock at the date of exercise and the exercise price.

(2) Difference between the fair market value (the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of Unisys Common Stock at December 29, 1995 and the exercise price.

PENSION PLANS

     The table below shows the aggregate annual amounts at age 65 that would be received from the Unisys Pension Plan (the "Pension Plan"), the Supplemental Executive Retirement Plan (the "Supplemental Plan") and the Elected Officer Pension Plan (the "Officer Plan").

                                                          YEARS OF SERVICE
                                  -----------------------------------------------------------------
          ASSUMED FINAL                                                                      30
      AVERAGE COMPENSATION           10            15            20            25          OR MORE
--------------------------------- ---------     ---------     ---------     ---------     ---------
     $ 200,000................... $  80,000     $  90,000     $ 100,000     $ 110,000     $ 120,000
        300,000..................   120,000       135,000       150,000       165,000       180,000
        400,000..................   160,000       180,000       200,000       220,000       240,000
        500,000..................   200,000       225,000       250,000       275,000       300,000
        600,000..................   240,000       270,000       300,000       330,000       360,000
        700,000..................   280,000       315,000       350,000       385,000       420,000
        800,000..................   320,000       360,000       400,000       440,000       480,000
        900,000..................   360,000       405,000       450,000       495,000       540,000
      1,000,000..................   400,000       450,000       500,000       550,000       600,000
      1,100,000..................   440,000       495,000       550,000       605,000       660,000
      1,200,000..................   480,000       540,000       600,000       660,000       720,000
      1,300,000..................   520,000       585,000       650,000       715,000       780,000
      1,400,000..................   560,000       630,000       700,000       770,000       840,000
      1,500,000..................   600,000       675,000       750,000       825,000       900,000

     Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual's highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the eligible Named Officers as of March 1, 1996 is as follows: J. A. Unruh -- $1,280,335; A. G. Lutz -- $542,858; H. S.
Barron -- $441,250; D. L. Osman -- $354,200. Full years of credited service under the pension plans for the eligible Named Officers as of March 1, 1996 are as follows: J. A. Unruh -- 15 years; A. G. Lutz -- 1 year; H. S. Barron -- 5 years; D. L. Osman -- 30 years. Mr. Robson is entitled to receive benefits only under the Pension Plan and the Supplemental Plan. Mr. Robson has accrued an annual benefit, payable at age 65, of $54,100 under those plans.

     The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to officers, including the Named Officers, who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan, the Supplemental Plan and any applicable subsidiary plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a reduction equal to 50% of the participant's primary social security benefit.

EMPLOYMENT AGREEMENT

     Effective July 1, 1994, Unisys entered into a three-year employment agreement with James A. Unruh, covering the terms and conditions of Mr. Unruh's employment as Chairman of the Board and Chief Executive Officer. The agreement provides for a minimum base salary of $800,000, subject to periodic review by the Compensation and Organization Committee, and eligibility for an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, is to be determined by the Compensation and Organization Committee in its sole discretion. Mr. Unruh is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the 1990 Plan. If Mr. Unruh's employment is terminated under certain circumstances, Mr. Unruh will be entitled to receive continued payment of his base salary and bonus (based on the average percentage of his last three annual bonus payments) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). He will also be entitled to full vesting in his pension benefit under the Officer Plan, continued medical coverage until age 55 and any post-retirement medical and life insurance coverage as is then generally available to officers thereafter, full vesting in outstanding awards under the 1990 Plan and an extension of the repayment period on his home mortgage loan. The agreement provides that under certain circumstances that constitute a "change in control" (generally, the acquisition by any person of the beneficial ownership of 20% or more of Unisys voting securities or a change in the composition of a majority of the Board of Directors), the term of the agreement will be automatically extended for a period of three years from the date of the change in control. Further, under certain circumstances that constitute a "potential change in control" (generally, the acquisition by any person of the beneficial ownership of 9.9% or more of Unisys voting securities or certain agreements or actions which, if consummated, would result in a change in control), the Compensation and Organization Committee, in its discretion, may elect to fund Mr. Unruh's pension benefit through a grantor trust. If an actual change in control occurs, the funding of the trust, if any, will become irrevocable. If an actual change in control occurs and all or any portion of Mr. Unruh's pension benefit has not been funded through the grantor trust, Unisys will pay to Mr. Unruh a single sum cash payment in an amount equal to the present value of that portion of his pension benefit that has not been so funded. Mr. Unruh is also party to a change in control agreement with

Unisys, as described below. Under no circumstances will Mr. Unruh receive duplicate payments under the change in control agreement and his employment agreement.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     Unisys has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (i) the acquisition of 20% or more of Unisys Common Stock, (ii) a change in the majority of the Board of Directors unless approved by the incumbent directors and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control. These agreements, which are the same in substance for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the employ of Unisys during the term, performing such duties as are comparable to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. Upon a termination of employment under certain circumstances following a change in control, the terminated executive will be entitled to receive special termination benefits, including a lump sum payment equal to three years base salary and bonus and the actuarial value of the pension benefit the executive would have accrued had the executive remained employed for three years following the termination date. The special termination benefits are payable if the executive is terminated by Unisys without cause, the executive terminates employment for certain enumerated reasons (including a reduction in the executive's compensation or responsibilities or a change in the executive's job location), or the executive voluntarily terminates employment for any reason during the thirty day period following the first anniversary of the date of the change in control. If any payment or distribution by Unisys to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. The executive is under no obligation to mitigate amounts payable under these agreements and to the extent the executive has a separate employment agreement with Unisys with conflicting rights, the executive is allowed the greater entitlement.

INDEBTEDNESS OF MANAGEMENT

     Certain of the executive officers of Unisys have received no-interest loans from Unisys. The loans, which were made in connection with the officer's purchase of a principal residence upon relocation, are generally for a 20-year term (assuming continued employment with Unisys), are evidenced by promissory notes and are secured by second mortgages. The maximum amounts outstanding during the period between January 1, 1995 and March 1, 1996 for each of the following were: J. F. McHale, $127,500; J. A. Unruh, $370,000. The principal amounts of Messrs. McHale's and Unruh's loans as of March 1, 1996 were $122,500 and $195,000, respectively.

COMPENSATION OF DIRECTORS

     In 1995, non-employee directors of Unisys received a monthly director's fee of $1,250 plus an attendance fee of $750 for each Board of Directors and Board Committee meeting attended. At the election of a director, these fees could be paid in the form of common stock equivalent units ("Stock Units") rather than in cash. Each non-employee director also received a monthly retainer in the form of Stock Units having a value of

$1,000. The value of each Stock Unit at any point in time is equal to the value of one share of Unisys Common Stock. Stock Units are recorded in a memorandum account maintained for each director. Dividend equivalents, if any, are also credited to the account. A director's Stock Unit account is payable in cash only upon termination of service. Directors do not have the right to vote with respect to any Stock Units. Directors also have the opportunity to defer until termination of service all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of Stock Unit accounts and deferred cash accounts is an unsecured claim against the general assets of Unisys. Directors who are employees of Unisys do not receive any cash or Stock Unit fees for their services as directors.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES

     The executive compensation program of Unisys is administered by the Compensation and Organization Committee (the "Committee"). The Committee is composed of three outside directors. As part of its duties, the Committee reviews compensation levels of elected officers, evaluates performance and considers management succession and related matters. The Committee also administers the various Unisys incentive plans, including its executive annual variable compensation plan and its long-term incentive plan.

     The Unisys executive compensation program is designed to attract and retain executives who will contribute to the long-term success of Unisys, to reward executives for achieving both financial and strategic company goals, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive's total compensation is intended to be variable and to be tied closely to the performance of Unisys and the executive's business unit, as well as the attainment of the executive's individual goals.

     Periodically the Committee conducts a review of the Unisys executive compensation program, during which the Committee analyzes the elements of the executive compensation program in comparison to executive compensation programs maintained by public corporations that represent Unisys most direct competitors for executive talent. These companies (the "peer companies") consist of the principal companies included in the peer group index in the Performance Graph on page 18 of this Proxy Statement and approximately 20 additional companies in various industries whose annual revenue is comparable to that of Unisys.

     The three key components of the Unisys executive compensation program for 1995 were base salary, short-term incentive payments and long-term incentive awards in the form of stock options. Target levels for each of these three elements of compensation were determined with reference to the competitive marketplace, with overall compensation target levels intended to be at approximately the 50th percentile for comparable positions at the peer companies.

     For tax years beginning on or after January 1, 1994, the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to the executives named in the Summary Compensation Table for that year. Compensation paid under short-term and long-term incentive plans may be exempt from the deductibility limitations if the plans meet certain criteria. Under transition rules in effect until 1997 for certain plans previously approved by stockholders, stock option grants under the 1990

Plan, and amounts received on exercise of such options, are not considered compensation subject to the limitations. As permitted by the transition rules, the Committee established, as more particularly described below, a performance threshold and a maximum payment amount for Mr. Unruh's 1995 bonus under the short-term incentive plan to qualify that component of Mr. Unruh's compensation for exemption from the deductibility limitations.

     Unisys policies with respect to each of the elements of its executive compensation program, as well as the basis for the compensation awarded to Mr. Unruh, are discussed below.

BASE SALARY

     Each year the Committee determines a salary range for executive officers. The midpoint of the range for each position is targeted at the 50th percentile for comparable positions at the peer companies. Individual salaries within the range are determined primarily by individual performance, level of responsibility and experience. As a result, the base salary of any executive officer may be set at, above or below the 50th percentile, depending upon individual circumstances.

SHORT-TERM INCENTIVE PAYMENTS

     In 1993, the stockholders of Unisys approved the Unisys Executive Annual Variable Compensation Plan. This plan's stated purpose is to motivate and reward elected officers and other key executives for the attainment of individual and/or corporate performance goals. Under the plan, the Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. For 1995, all of the current executive officers of Unisys participated in the plan. With respect to executives other than Mr. Unruh, awards under the plan were generally determined as described below.

     Early in 1995, performance goals were established for participating executives based upon the following: financial performance of Unisys and, in the case of certain executives, the executive's business unit (specifically, achievement of pre-established revenue, profit and cash flow objectives) and enhanced organizational capability (particularly, the contribution of the relevant business unit to the implementation of Unisys strategic plan and the achievement, by the executive's business unit, of non-financial goals such as improvements in the effectiveness of marketing and sales activities, greater levels of teamwork and culture change).

     Executives participating in the plan were also assigned target award amounts for 1995, which were typically stated as a percentage of salary paid during the year (ranging, in the case of elected officers other than Mr. Unruh, from 45% to 65%). Target award amounts were designed to be at approximately the 60th percentile for the peer companies in order to place a greater emphasis on the variable, short-term component of total compensation. Actual awards could range from zero to 150% of target, depending upon the Committee's evaluation of the executive's achievement of his or her goals.

     Award amounts were not calculated by formula, and the Committee had the discretion to vary award amounts depending upon its evaluation of individual performance. In general, however, award payments for 1995 were based approximately 20% on enhanced organizational capability and approximately 80% on the achievement of financial performance goals (with the revenue, profit and cash flow components having approximate weights of 37.5%, 37.5% and 25%, respectively). No award was made in respect of the applicable revenue component unless minimum target levels were achieved.

LONG-TERM INCENTIVE AWARDS

     Under the 1990 Plan, stock options may be granted to executive officers and other key employees of Unisys. The size of stock option awards is based primarily on the individual's responsibilities and position with Unisys and, for executive officers other than Mr. Unruh, is intended to be at approximately the 40th percentile for comparable positions at the peer companies. The Committee does not determine the size of such grants by reference to the amount or value of stock options currently held by an executive officer.

     Stock options are designed to align the interests of executives with those of stockholders. Stock options are granted with an exercise price equal to the market price of Unisys Common Stock on the date of grant, and current grants vest over four years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the Common Stock rises over a number of years.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Unruh's compensation for 1995 was determined in accordance with the terms of the employment agreement described at page 13. This agreement became effective July 1, 1994 and covers the three-year period ending June 30, 1997.

     Mr. Unruh's employment agreement provides for a minimum base salary of $800,000, subject to periodic review by the Committee. For 1995, Mr. Unruh's base salary was $800,000. This amount is at approximately the 50th percentile for chief executive officers of the peer companies.

     Under his employment agreement, Mr. Unruh is eligible for an annual bonus award at a target of not less than 100% of salary paid during the year. The target bonus amount is substantially above the 50th percentile for the peer companies and reflects the Committee's decision to emphasize short-term performance as a component of Mr. Unruh's total compensation. Under the employment agreement, the actual bonus amount payable to Mr. Unruh, if any, is to be determined by the Committee, based upon such factors as it deems appropriate. No minimum bonus is guaranteed.

     In the first quarter of 1995, the Committee established a performance threshold and a maximum payment amount for Mr. Unruh's bonus. No bonus was payable unless Unisys achieved a specified level of net income for 1995. Assuming achievement of this goal, the maximum amount payable was limited to one percent of net income for the year. Unisys reported a net loss for 1995. Because the performance threshold was not satisfied, Mr. Unruh did not receive a bonus. The Committee notes, however, that a significant component of the loss for 1995 was a restructuring charge associated with the internal realignment of Unisys into three business units. The Committee believes that this "one company-three businesses" structure will serve to maximize stockholder value, and it strongly endorses Mr. Unruh's efforts in this regard.

     In 1995, Mr. Unruh received options to purchase 180,000 shares of Common Stock at an exercise price of $10.1875 per share. The size of this grant was set significantly below the 50th percentile for chief executives of the peer companies in order to place Mr. Unruh's total target compensation (salary, bonus and stock options) at or near the 50th percentile.

                                          Compensation and Organization
                                          Committee

                                                Melvin R. Goodes
                                                Kenneth A. Macke
                                                Alan E. Schwartz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Organization Committee are Melvin R. Goodes, Kenneth A. Macke and Alan E. Schwartz. During 1995, the law firm of Honigman Miller Schwartz and Cohn, of which Alan E. Schwartz is a member, provided legal services to Unisys.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys Common Stock during the five fiscal years ended December 31, 1995 with the cumulative total return on the S&P 500 Index and the S&P Computer Systems Index. The comparison assumes $100 was invested on December 31, 1990 in Unisys Common Stock and in each of such indices and assumes reinvestment of dividends.

                             [PERFORMANCE GRAPH]

      Measurement Period              Unisys          S&P Group       S&P 500
    (Fiscal Year Covered)           Corporation         Index          Index

           1990                            100             100             100
           1991                         165.00           88.87          130.48
           1992                         405.00           65.24          140.46
           1993                         505.00           67.71          154.62
           1994                         345.00           87.44          156.66
           1995                         220.00          116.37          215.54

                                 OTHER MATTERS

POLICY ON CONFIDENTIAL VOTING

     It is the policy of Unisys that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to Unisys, its affiliates, directors, officers and employees or to any third parties except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of Unisys. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. Unisys may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to Unisys.

STOCKHOLDER PROPOSALS

     Any stockholder proposal to be considered by Unisys for inclusion in the proxy materials for the 1997 Annual Meeting of Stockholders must be received by Unisys no later than November 14, 1996.

OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors knows of no matter other than the matters described herein that will be presented for consideration at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the shares represented by the proxies signed and returned by stockholders will, unless stockholders otherwise specify, be voted thereon in the discretion of the persons voting such shares.

     The cost of soliciting proxies will be borne by Unisys. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys Common Stock. Solicitation may also be made personally, or by telephone or telegraph, by directors, officers and regular employees of Unisys without additional compensation. In addition, Unisys has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $12,000, plus expenses.

                                  By Order of the Board of Directors,

                                  /s/ HAROLD S. BARRON
                                  --------------------
                                  Harold S. Barron
                                  Senior Vice President,
                                  General Counsel and Secretary

Dated: March 14, 1996

                               UNISYS CORPORATION

               PROXY FOR ANNUAL MEETING TO BE HELD APRIL 25, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


THE UNDERSIGNED HEREBY APPOINTS MELVIN R. GOODES, ALAN E. SCHWARTZ AND JAMES A. UNRUH, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS OF UNISYS CORPORATION, AND AT ANY ADJOURNMENT THEREOF, AS DIRECTED ON THE REVERSE SIDE HEREOF WITH RESPECT TO THE ITEMS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS (FOR SHARES CREDITED TO THE ACCOUNT OF THE UNDERSIGNED, IF ANY) TO THE TRUSTEE FOR THE UNISYS SAVINGS PLAN AND THE UNISYS RETIREMENT INVESTMENT PLAN (THE "SAVINGS PLANS") AS MORE FULLY DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.


     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD
                           IN THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                              UNISYS CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/





        THE BOARD OF DIRECTORS RECOMMENDS A                                          WITHHELD     FOR
        VOTE FOR ITEMS 1 AND 2.                                            FOR all   from all     except nominees(s)
                                                                                                  listed below:

P    1. Election of Directors--                                            / /           / /      / /   ________________
        Nominees: J.P. Bolduc, James J.
R       Duderstadt and Kenneth A. Macke
                                                                           FOR       AGAINST      ABSTAIN
O    2. Ratification of Selection of
        Independent Auditors                                               / /           / /      / /
X

Y       THE BOARD OF DIRECTORS
        RECOMMENDS A VOTE
        AGAINST ITEM 3.

                                                                           FOR       AGAINST      ABSTAIN
     3. Stockholder Proposal
        (spin-off transaction)                                             / /           / /      / /

        Mark Here to Receive
        an Admission Ticket
        to the Meeting                                                     / /

        Mark Here to Have Your
        Vote Remain Confidential                                           / /

                                                                           Date __________________, 1996

                                                              ______________________________       _________________________________
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS    Signature                            Signature
MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED
FOR ITEMS 1 AND 2 AND AGAINST ITEM 3 AND THE TRUSTEE FOR      NOTE: Please sign exactly as name appears hereon.  For joint accounts
THE SAVINGS PLANS WILL VOTE AS DESCRIBED ON PAGE 1 OF THE     both owners should sign.  When signing as executor, administrator,
PROXY STATEMENT.                                              attorney, trustee, guardian, corporate officer, etc., please give your full title.